601 Riverside Avenue, 12th Floor, Jacksonville, FL 32204 | Tel: 904-438-6000

FIS

James W. Woodall
Email: Woody.Woodall@fisglobal.com

April 23, 2013

Dear Kirk,

As we have discussed, I believe that keeping you engaged and excited about your opportunities at FIS over the next couple of years is critical to the success of our Finance team. I look forward to working closely with you and I am committed to expanding your role in a way that you find meaningful and challenging. I certainly understand that, at some point in the future, you will pursue a CFO position. What I hope to do, through an expanded role and added incentives, is convince you to commit to a minimum of two years at FIS.

You were recently placed on a three year employment agreement, which provided you with substantial benefits and protection. In addition to that, I am offering you an added incentive to remain with FIS for a minimum of two years. The terms of this retention incentive are:

1. On or about April 22, 2013, FIS will grant you $500,000 worth of restricted shares that will vest all at once, on the second anniversary of the grant date, provided that you remain actively employed, in good standing, through that date. This grant will not be subject to a performance vesting trigger and it will have no impact on your continuing eligibility to participate in the annual Q4 grant.

2. On or about April 15, 2014, you will be paid a cash retention bonus in the amount of $150,000, less applicable taxes and deductions, provided that you remain actively employed, in good standing, through that date. This bonus will be in addition to your annual bonus.

This retention incentive package is a one-time plan, created to meet the needs of your unique circumstances. It is in addition to the benefits provided to you in your employment contract.

Sincerely,

Woody

James W. Woodall